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                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549


                                    FORM 8-K

                                 CURRENT REPORT


  Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     June 10, 1994
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                                  Dean Foods Company
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             (Exact name of registrant as specified in its charter)

         Delaware                   0-1118                        36-0984820
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(State or other jurisdiction  (Commission File No.)           (IRS Employer
    of incorporation)                                       Identification No.)


           3600 N. River Road         Franklin Park, IL             60131
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           (Address of principal executive offices)                (Zip Code)

Registrant's telephone number, including area code   (708) 678-1680
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      (Former name or former address, if changed since last report)

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Item 5.


FRANKLIN PARK, IL - June 10, 1994 - Dean Foods Company announced today that the Company has been informed that the Board of Directors of Curtice-Burns Foods, Inc., Rochester, New York, has voted to pursue a Dean Foods proposal to acquire the outstanding common stock of Curtice-Burns for a maximum cash price of $20.00 per share, subject to the satisfactory resolution of specified contingencies, the more significant of which are described as follows. Dean requires a satisfactory resolution for termination of the agreement between Curtice-Burns and Pro-Fac Cooperative covering the purchase of various assets owned by Pro-Fac but used by Curtice-Burns in the conduct of its business. Presently, there are significant disputes between Curtice-Burns and Pro-Fac as to amounts due upon termination of the agreement. Other contingencies to closing the acquisition include the negotiation of a definitive agreement for the sale of the Curtice-Burns' Nalley's Fine Foods Division, clearance of the transaction by appropriate government agencies, negotiation of definitive agreements and approval of any transaction by Curtice-Burns shareholders.

         Curtice-Burns products include canned pie fillings, canned aseptic products, canned and frozen traditional vegetables, frozen southern vegetables, and canned bean products marketed under private labels and regional brands including Comstock, Wilderness, Thank You, Mc Kenzie's and Brooks. For the nine months ended March 26, 1994, Curtice-Burns reported sales of $643 million, net income of $10 million and net income per share of $1.11.

         In commenting on today's announcement, Howard M. Dean, Chairman and CEO, said, "Dean Foods has long felt that the Curtice-Burns product lines to be acquired in this proposed transaction represent a strategic fit, particularly the fruit pie filling and vegetable businesses. Curtice-Burns production capacity in the Northeast will offer important growth opportunities for our Birds Eye frozen vegetable business acquired earlier this year. As part of our proposal to Curtice-Burns, we have entered into a letter of intent whereby Hormel Foods Corporation of Austin, Minnesota will acquire the Nalley's Fine Foods Division of Curtice-Burns."

         Mr. Dean concluded by saying, "We are looking forward to working with Hormel, Curtice-Burns, and its fruit and vegetable grower community to complete this transaction expeditiously. The transaction will be financed from credit lines available to the Company. Because of the substantial contingencies to be resolved, no timetable has yet been established for the completion of this transaction."
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         Dean Foods is a diversified food processor and distributor, producing a full line of dairy and other food products, including fluid milk, cottage cheese, ice cream and frozen novelties, frozen yogurt and specialty foods such as canned and frozen vegetables, dips, pickles, relishes, powdered coffee creamers, peanut butter, syrups, and aseptic products. Products are sold to supermarkets, specialty food stores, foodservice facilities, other food processors and internationally. Dean recently reported sales of $1.76 billion and earnings of $47.7 million, or $1.20 per share, for the nine months ending February 27, 1994.
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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                        Dean Foods Company
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                                                           (Registrant)


Date      June 20, 1994                                      DALE I. HECOX
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                                                      Treasurer - Principal
                                                          Accounting Officer